Exhibit 99.1

Baker Hughes Announces First Quarter Results

HOUSTON, Texas — April 27, 2005. Baker Hughes Incorporated (BHI — NYSE) today announced that net income for the first quarter of 2005 was $179.8 million or $0.53 per diluted share, compared to $94.6 million or $0.28 per diluted share for the first quarter of 2004 and $179.6 million or $0.53 per diluted share for the fourth quarter of 2004.

Revenue for the first quarter of 2005 was $1,650.6 million, up 19% compared to $1,387.6 million for the first quarter of 2004 and down 2% compared to $1,679.1 million for the fourth quarter of 2004.

Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “Stronger than anticipated price realization and productivity, coupled with activity increases in the United States and Russia and favorable product and geographic mix changes resulted in strong first quarter results for Baker Hughes.”

Mr. Deaton continued, “We expect market conditions to remain favorable for both additional revenue growth and price improvements over the balance of the year. Our customers around the globe continue to increase their exploration, development and production activity to meet the world’s demand for energy. In response to the anticipated increase in demand for our products and services we have updated our guidance for the balance of the year. We have also increased our rental tool capital spending modestly to support the anticipated growth in revenues while maintaining our financial discipline.”

During the first quarter of 2005, debt decreased $60.0 million to $1,102.3 million, and cash decreased $32.9 million to $286.1 million. In the first quarter of 2005, the company’s capital expenditures were $85.6 million, depreciation and amortization was $92.4 million and dividend payments were $38.7 million.

In September 2002, the company’s Board of Directors authorized the company to repurchase up to $275.0 million of its common stock. During the first quarter of 2005, the company did not purchase any shares. In total, the company has purchased approximately 8.1 million shares at a cost of $230.5 million and has authorization remaining to purchase up to $44.5 million in stock.

Consolidated Statements of Operations

	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
UNAUDITED	2005	2004	2004

Revenues	$1,650.6	$1,387.6	$1,679.1

Costs and Expenses:
Cost of revenues	1,160.3	1,015.2	1,177.3
Selling, general and administrative	221.7	213.1	239.5

Total costs and expenses	1,382.0	1,228.3	1,416.8

Operating income	268.6	159.3	262.3
Equity in income of affiliates	20.5	8.9	13.9
Interest expense	(21.2)	(25.3)	(18.9)
Interest income	4.5	1.2	3.2

Income from continuing operations before income taxes	272.4	144.1	260.5
Income taxes	(92.6)	(49.7)	(80.7)

Income from continuing operations	179.8	94.4	179.8
Discontinued operations:
Income from operations of Bird and BHMT	—	0.7	0.1
Loss on disposal of Bird	—	(0.5)	—
Loss on disposal of BHMT	—	—	(0.3)

Income (loss) from discontinued operations	—	0.2	(0.2)

Net income	$179.8	$94.6	$179.6

Basic earnings per share:
Income from continuing operations	$0.53	$0.28	$0.54
Income (loss) from discontinued operations	—	—	—

Net income	$0.53	$0.28	$0.54

Diluted earnings per share:
Income from continuing operations	$0.53	$0.28	$0.53
Income (loss) from discontinued operations	—	—	—

Net income	$0.53	$0.28	$0.53

Shares outstanding, basic (thousands)	337,668	332,436	335,558
Shares outstanding, diluted (thousands)	339,483	334,107	337,549
Depreciation and amortization expense	$92.4	$93.3	$95.8
Capital expenditures	$85.6	$82.3	$106.0

Consolidated Condensed Balance Sheets

	UNAUDITED	AUDITED
(In millions)	March 31, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$286.1	$319.0
Accounts receivable, net	1,408.8	1,356.1
Inventories	1,064.2	1,035.2
Deferred income taxes	183.4	199.7
Other current assets	53.4	56.6

Total current assets	2,995.9	2,966.6

Investments in affiliates	695.8	678.1
Property, net	1,309.5	1,334.1
Goodwill	1,266.6	1,267.0
Intangible assets, net	152.0	155.1
Other assets	428.2	420.4

Total assets	$6,848.0	$6,821.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$444.8	$454.3
Short-term borrowings and current portion of long-term debt	25.5	76.0
Accrued employee compensation	260.4	368.8
Income taxes	118.5	104.8
Other accrued liabilities	213.5	226.3

Total current liabilities	1,062.7	1,230.2

Long-term debt	1,076.8	1,086.3
Deferred income taxes and other tax liabilities	231.6	231.9
Pensions and postretirement benefit obligations	309.6	308.3
Other liabilities	80.2	69.2
Stockholders’ equity:
Common stock	338.7	336.6
Capital in excess of par value	3,205.2	3,127.8
Retained earnings	687.0	545.9
Accumulated other comprehensive loss	(128.6)	(109.8)
Unearned compensation	(15.2)	(5.1)

Total stockholders’ equity	4,087.1	3,895.4

Total liabilities and stockholders’ equity	$6,848.0	$6,821.3

Calculation of EBIT and EBITDA (non-GAAP measures)1

(In millions)
UNAUDITED	Three Months Ended

	March 31,		December 31,

	2005	2004	2004

Income from continuing operations before income taxes	$272.4	$144.1	$260.5
Interest expense	21.2	25.3	18.9

Earnings before interest expense and taxes (EBIT)	293.6	169.4	279.4
Depreciation and amortization expense	92.4	93.3	95.8

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$386.0	$262.7	$375.2

1EBIT and EBITDA are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

Operational Highlights

During the first quarter of 2005, we reorganized our operating divisions into two separate groups; the Drilling and Evaluation group, which consists of the Baker Atlas, Baker Hughes Drilling Fluids, Hughes Christensen and INTEQ divisions and the Completion and Production group, which consists of the Baker Oil Tools, Baker Petrolite and Centrilift divisions. Accordingly, beginning with the first quarter of 2005, we are reporting our results under three segments; Drilling and Evaluation, Completion and Production and WesternGeco, our seismic joint venture with Schlumberger Limited. In this news release “Oilfield Operations” refers to the combination of the Drilling and Evaluation and the Completion and Production segments. The results of Oilfield Operations and WesternGeco are reported as Total Oilfield. Historical information on these segments from the first quarter of 2001 through the first quarter of 2005 is attached to this news release and can be found on our website at www.bakerhughes.com in the investor relations/financial information section.

Operational highlights for the three months ended March 31, 2005, March 31, 2004 and December 31, 2004 are detailed below. All results are unaudited and shown in millions.

Comparison of Quarters — Year over Year
(For the Three Months Ended March 31, 2005 and 2004)

	Revenue		Operating Profit Before Tax[1]
	Q1 2005	Q1 2004	Q1 2005	Q1 2004

Drilling and Evaluation	$839.3	$688.7	$158.5	$97.3
Completion and Production	810.9	698.6	153.7	106.1

Oilfield Operations	1,650.2	1,387.3	312.2	203.4
WesternGeco	—	—	19.3	9.0

Total Oilfield	1,650.2	1,387.3	331.5	212.4
Corporate, net interest and other	0.4	0.3	(59.1)	(68.3)

Total	$1,650.6	$1,387.6	$272.4	$144.1

Comparison of Quarters — Sequential
(For the Three Months Ended March 31, 2005 and December 31, 2004)

	Revenue		Operating Profit Before Tax[1]
	Q1 2005	Q4 2004	Q1 2005	Q4 2004

Drilling and Evaluation	$839.3	$864.9	$158.5	$177.8
Completion and Production	810.9	813.2	153.7	141.1

Oilfield Operations	1,650.2	1,678.1	312.2	318.9
WesternGeco	—	—	19.3	12.6

Total Oilfield	1,650.2	1,678.1	331.5	331.5
Corporate, net interest and other	0.4	1.0	(59.1)	(71.0)

Total	$1,650.6	$1,679.1	$272.4	$260.5

1Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in the first quarter 2005 nor in any quarter of 2004. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP (Generally Accepted Accounting Principles) and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Revenue by geographic area for the three months ended March 31, 2005, December 31, 2004 and March 31, 2004 is detailed below. Additional information for prior periods beginning with the three months ended March 31, 2001 can be found on our website at www.bakerhughes.com/investor in the “investor relations/financial information” section of the website. The information is also included with this news release as Attachment 1.

Revenue by Geography
(For the Three Months Ended March 31, 2004, December 31, 2004, and March 31, 2005)

	North		Latin	Europe, Africa,	Middle East,
Three Months Ended	America[1]		America[2]	CIS[3]	Asia Pacific[4]	Total

March 31, 2004	598.2		140.3	398.6	250.2	1,387.3
December 31, 2004	718.9	[5]	168.2	455.6	335.4	1,678.1
March 31, 2005	723.8		157.0	458.4	311.0	1,650.2

1 United States and Canada.

2 Mexico, Central America and South America.

3 Europe, Africa, Russia and the Caspian area, excluding Egypt.

4 Middle East and Asia Pacific, including Egypt.

5 Fourth quarter 2004 results for North America include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas which are not likely to recur.

North American revenue increased 21% in the first quarter of 2005 compared to the first quarter of 2004. INTEQ, Baker Hughes Drilling Fluids, and Baker Oil Tools benefited from a strong US offshore market, and all divisions benefited from a stronger than anticipated US land market. Canadian revenue for the first quarter of 2005 was a record high for the company but was below our expectations due to a weather-shortened winter drilling season.

Latin American revenue increased 12% in the first quarter of 2005 compared to the first quarter of 2004 with revenue increases in Brazil, Colombia and Ecuador.

Europe, Africa, CIS revenues were up 15% in the first quarter of 2005 compared to the first quarter of 2004. Revenues from INTEQ, Baker Atlas and Hughes Christensen were up broadly throughout the region and revenues from INTEQ and Baker Oil Tools in the U.K. sector of the North Sea were also strong. Hughes Christensen benefited from export sales into Russia and the Caspian area.

Middle East, Asia Pacific revenues were up 24% in the first quarter of 2005 compared to the first quarter of 2004. The largest increases were driven by sales of products and services by Baker Oil Tools and INTEQ in Saudi Arabia, Egypt and Australia.

Sequentially, total revenues were down slightly less than 2% in the first quarter of 2005 compared to the fourth quarter of 2004. Seasonal increases in North American revenue were more than offset by modest revenue declines outside of North America. Excluding the $24.8 million in intellectual property license fees recorded at Baker Atlas as US revenue in the fourth quarter of 2004, revenue for the first quarter of 2005 was flat compared to the fourth quarter of 2004.

Oilfield Operations

Unless otherwise noted, all comments in this section refer to Oilfield Operations which excludes WesternGeco.

The following table details the percentage change in revenue in the first quarter of 2005 compared to the first quarter of 2004 and fourth quarter of 2004.

Comparison of Revenue
(For the Three Months Ended March 31, 2005 Compared to the
Three Months Ended March 31, 2004 and December 31, 2004)
UNAUDITED

March 31, 2004	December 31, 2004

Drilling and Evaluation	22%	-3%
INTEQ	25%	-1%
Baker Hughes Drilling Fluids	26%	1%
Baker Atlas[1]	11%	-15%
Hughes Christensen	27%	8%
Completion and Production	16%	0%
Baker Oil Tools	17%	-4%
Baker Petrolite	16%	9%
Centrilift	15%	-4%

1Fourth quarter 2004 results include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas which are not likely to recur. Excluding these license fees, Baker Atlas revenues decreased 5% compared to the fourth quarter of 2004.

Revenue for the first quarter of 2005 increased 19% compared to the first quarter of 2004 and decreased 2% compared to the fourth quarter of 2004. Every division increased revenue compared to the same period a year ago. In addition revenues increased sequentially at Hughes Christensen, Baker Petrolite and Baker Hughes Drilling Fluids. Baker Petrolite and Hughes Christensen reported record revenues.

Every division reported improved profits in the first quarter of 2005 compared to the first quarter of 2004 and Baker Oil Tools, Baker Petrolite and Hughes Christensen reported record operating profits in the first quarter of 2005.

The non-GAAP measure of pre-tax operating margin, which is operating profit before tax divided by revenue, was 18.9% for the first quarter of 2005 compared to 14.7% for the first quarter of 2004 and 19.0% for the fourth quarter of 2004. Hughes Christensen reported record operating profit margins in the first quarter of 2005 and every division, except Baker Hughes Drilling Fluids, reported at least double digit operating margins.

Corporate, Net Interest and Other

Corporate, net interest and other expenses were $59.1 million in the first quarter of 2005, down $9.2 million from the first quarter of 2004 and down $11.9 million from the fourth quarter of 2004. The decrease in corporate, net interest and other costs compared to the first quarter a year ago was primarily due to lower net interest costs, and compared to the fourth quarter of 2004 the decrease was primarily due to delayed corporate spending and lower costs associated with assets retained from the discontinued Process segment offset by changes in foreign currency.

Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Factors affecting these forward-looking statements are detailed below under the section titled “Forward-Looking Statements” in this news release. These statements do not include the potential impact of any acquisition, disposition, merger, joint venture, or other transaction that could occur in the future. Statements regarding WesternGeco are based on information provided by WesternGeco, and therefore, are subject to the accuracy of that information. Additionally, forward-looking statements relating to WesternGeco are also subject to the factors listed in Forward-Looking Statements in this news release.

•	Revenues for the year 2005 are expected to be up 14% to 16% compared to the year 2004. Revenues in the second quarter of 2005 are expected to be up 14% to 16% compared to the second quarter of 2004 and up 3% to 5% compared to the first quarter of 2005.

•	WesternGeco is expected to contribute $60 to $70 million in equity in income of affiliates for the year 2005 and $10 to $15 million for the second quarter of 2005.

•	Corporate and other expenses, excluding interest expense, are expected to be between $175 and $185 million for the year 2005 and approximately $48 to $51 million in the second quarter of 2005.

•	Net interest expense is expected to be between $55 and $60 million for the year 2005 and approximately $15 to $17 million in the second quarter of 2005.

•	Net income per diluted share is expected to be between $2.20 and $2.30 for the year 2005. Net income per diluted share is expected to be between $0.51 and $0.53 in the second quarter of 2005.

•	Capital spending is expected to be between $460 and $480 million for the year 2005.

•	Depreciation and amortization expense is expected to be between $410 and $430 million for the year 2005.

•	The tax rate on operating results for the year 2005 is expected to be approximately 34.0%.

The outlook for corporate and other expenses and income from continuing operations per diluted share do not consider the impact from the adoption of the revised FAS 123R, Accounting for Stock-Based Compensation, which the company now expects to adopt in the first quarter of 2006.

Conference Call

The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. eastern time, 7:30 a.m. central time, on Wednesday, April 27, 2005. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, May 11, 2005. The number for the replay is (706) 645-9291 and the access code is 4835753. The call and replay will also be webcast on www.bakerhughes.com/investor by selecting “News Releases” and then “Conference Calls”.

Forward-Looking Statements

This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The words “expect,” “believe,” “will,” “anticipate,” and similar expressions are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking-statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the Company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Our expectations regarding our business outlook, including changes in our revenue, capital spending and profitability; oil and gas market conditions specific to our business; pricing, market share and contract terms; costs and availability of resources; changes in laws or regulatory conditions; economic conditions; and environmental matters are only forecasts regarding these matters.

These forecasts may be substantially different from actual results, which are affected by the following risk factors and the timing of any of those risk factors:

•	Oil and gas market conditions — the level of petroleum industry exploration and production expenditures; drilling rig and oil and natural gas industry manpower and equipment availability; the price of, and the demand for, crude oil and natural gas; drilling activity; seasonal and other weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; OPEC policy and the adherence by OPEC nations to their OPEC production quotas; war, military action, terrorist activities or extended period of international conflict, particularly involving the U.S., Middle East or other major petroleum-producing or consuming regions; civil unrest or security conditions where we operate; expropriation of assets by governmental action.

•	Pricing, market share and contract terms — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies.

•	Costs and availability of resources — our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, copper and chemicals); our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor-related actions, including strikes, slowdowns and facility occupations.

•	Changes in laws or regulatory conditions — the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and internal investigations and legal proceedings; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; additional restrictions on doing business in countries subject to sanctions: changes in laws in Russia or other countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of audits by various tax authorities; ability to fully utilize our tax loss carryforwards and tax credits.

•	Economic conditions — worldwide economic growth; foreign currency exchange fluctuations and changes in the capital markets in international locations where we operate; the condition of the capital and equity markets in general.

•	Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.

Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.

****
NOT INTENDED FOR BENEFICIAL HOLDERS

Attachment 1—Supplemental Information

Revenue by Segment
UNAUDITED

							Corporate,
3 months	Drilling and		Completion and	Oilfield	Western	Total	Net Interest,
ended	Evaluation		Production	Operations	Geco	Oilfield	and Other	Total

March 31, 2001	$581.9		$546.8	$1,128.7	—	$1,128.7	$12.2	$1,140.9
June 30, 2001	638.3		594.4	1,232.7	—	1,232.7	10.5	1,243.2
September 30, 2001	679.2		645.0	1,324.2	—	1,324.2	9.4	1,333.6
December 31, 2001	633.9		644.9	1,278.8	—	1,278.8	3.6	1,282.4

March 31, 2002	599.2		567.3	1,166.5	—	1,166.5	—	1,166.5
June 30, 2002	604.0		596.5	1,200.5	—	1,200.5	0.1	1,200.6
September 30, 2002	614.3		626.2	1,240.5	—	1,240.5	—	1,240.5
December 31, 2002	610.0		642.5	1,252.5	—	1,252.5	0.1	1,252.6

March 31, 2003	610.2		579.7	1,189.9	—	1,189.9	—	1,189.9
June 30, 2003	661.4		644.3	1,305.7	—	1,305.7	—	1,305.7
September 30, 2003	668.4		660.4	1,328.8	—	1,328.8	—	1,328.8
December 31, 2003	713.8		714.1	1,427.9	—	1,427.9	0.1	1,428.0

March 31, 2004	688.7		698.6	1,387.3	—	1,387.3	0.3	1,387.6
June 30, 2004	714.9		783.0	1,497.9	—	1,497.9	1.1	1,499.0
September 30, 2004	764.8		772.3	1,537.1	—	1,537.1	1.0	1,538.1
December 31, 2004	864.9	[1]	813.2	1,678.1	—	1,678.1	1.0	1,679.1

March 31, 2005	839.3		810.9	1,650.2	—	1,650.2	0.4	1,650.6

1 Fourth quarter 2004 results for North America include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas which are not likely to recur.

Operating Profit1 by Segment
UNAUDITED

									Corporate,
3 months	Drilling and		Completion and	Oilfield		Western	Total		Net Interest,
ended	Evaluation		Production	Operations		Geco	Oilfield		and Other	Total

March 31, 2001	$80.6		$84.4	$165.0		$9.9	$174.9		$(63.0)	$111.9
June 30, 2001	105.4		100.4	205.8		9.2	215.0		(62.4)	152.6
September 30, 2001	119.3		115.6	234.9		19.4	254.3		(57.3)	197.0
December 31, 2001	116.6		123.2	239.8		17.1	256.9		(60.5)	196.4

March 31, 2002	82.0		79.4	161.4		11.9	173.3		(61.9)	111.4
June 30, 2002	81.3		81.0	162.3		4.0	166.3		(62.7)	103.6
September 30, 2002	96.3		99.8	196.1		(0.5)	195.6		(60.7)	134.9
December 31, 2002	95.4		98.0	193.4		(0.8)	192.6		(65.5)	127.1

March 31, 2003	71.1		69.1	140.2		(1.3)	138.9		(60.6)	78.3
June 30, 2003	94.9		103.0	197.9		(5.8)	192.1		(61.3)	130.8
September 30, 2003	93.6		111.1	204.7		(11.4)	193.3		(60.9)	132.4
December 31, 2003	107.9		108.2	216.1		8.7	224.8		(61.7)	163.1

March 31, 2004	97.3		106.1	203.4		9.0	212.4		(68.3)	144.1
June 30, 2004	105.1		143.0	248.1		3.8	251.9		(73.8)	178.1
September 30, 2004	130.2		128.8	259.0		9.1	268.1		(70.3)	197.8
December 31, 2004	177.8	[2]	141.1	318.9	[2]	12.6	331.5	[2]	(71.0)	260.5	[2]

March 31, 2005	158.5		153.7	312.2		19.3	331.5		(59.1)	272.4

1Operating profit is a non-GAAP measure comprised of income from continuing operations excluding the impact of certain identified non-operational items. The company did not have any such non-operational items for exclusion in the first quarter 2005 nor in any quarter of 2004 but did identify such non-operational items for exclusion in 2001, 2002 and 2003. The company believes that operating profit is useful to investors because it is a consistent measure of the underlying results of the company’s business. Furthermore, management uses operating profit internally as a measure of the performance of the company’s operations. Reconciliation of GAAP and operating results for applicable historical periods can be found on the company’s website at www.bakerhughes.com/investor. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

     2 Fourth quarter 2004 operating profit for the Completion and Production segment included approximately $15 million of profit from intellectual property license fees reported at Baker Atlas which are not likely to recur.

Revenue by Geography
UNAUDITED

	North		Latin	Europe,	Middle East, Asia	Oilfield
3 months ended	America[1]		America[2]	Africa, CIS[3]	Pacific[4]	Total

March 31, 2001	$526.1		$151.4	$294.3	$156.9	$1,128.7
June 30, 2001	559.8		161.4	332.9	178.6	1,232.7
September 30, 2001	608.3		159.1	363.2	193.6	1,324.2
December 31, 2001	544.0		152.6	374.0	208.2	1,278.8

March 31, 2002	477.1		129.9	352.1	207.4	1,166.5
June 30, 2002	469.7		129.5	384.8	216.5	1,200.5
September 30, 2002	503.7		129.2	389.7	217.9	1,240.5
December 31, 2002	496.0		122.8	398.8	234.9	1,252.5

March 31, 2003	520.2		105.7	353.4	210.6	1,189.9
June 30, 2003	544.5		129.4	389.0	242.8	1,305.7
September 30, 2003	557.2		136.1	384.4	251.1	1,328.8
December 31, 2003	598.2		147.6	412.7	269.4	1,427.9

March 31, 2004	598.2		140.3	398.6	250.2	1,387.3
June 30, 2004	597.5		149.7	462.0	288.7	1,497.9
September 30, 2004	625.3		164.7	449.3	297.8	1,537.1
December 31, 2004	718.9	[5]	168.2	455.6	335.4	1,678.1

March 31, 2005	723.8		157.0	458.4	311.0	1,650.2

1 US and Canada

2 Mexico, Central America and South America

3 Europe, Africa and the CIS, excluding Egypt

4 Middle East and Asia Pacific, including Egypt

5 Fourth quarter 2004 results for North America include approximately $24.8 million of intellectual property license fees recorded as US revenue for Baker Atlas which are not likely to recur.